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                                                                    EXHIBIT 10.1


                                        DATED         16th April         1998
                                             ----------------------------




                                        KRUG INTERNATIONAL (UK) LIMITED





                                        - AND -





                                        BLAKEDEW NINETY FOUR LIMITED





                                        SHARE SALE AND PURCHASE AGREEMENT




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INDEX TO CLAUSES

 1     Interpretation
 2     Agreement for Sale of the Sale Shares
 3     Purchase Consideration
 4     Completion Accounts
 5     Adjustments to Purchase Consideration
 6     Completion
 7     Warranties and Undertakings by the Vendor
 8     Retention and Joint Account
 9     Pensions
10     Restrictive Covenants
11.    Announcements
12.    Assignment
13.    Costs
14     Time
15.    Entire Agreement
16.    Continuing Effects of Agreement
17.    Variations
18.    Releases, Waivers etc by Purchaser
19.    Further Assurance, Information
20.    Law and Jurisdiction
21.    Interest
22.    Invalidity
23.    Counterparts
24.    Notices

SCHEDULES

1      The Company

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2.     Warranties
3.     Trade Names (Clause 10.2.3)
4.     Short Particulars of the Property
5.     Pension Arrangements [Not Used]
6.     Vendor's Protection Provisions

AGREED FORM DOCUMENTS

1.     Agreed Form Net Asset Statement
2      Undertaking of KRUG International Corp. (cl.6.2.4)
3      Powers of Attorney (cl. 6.2.9)
4.     Loan Notes
5.     Escrow Instructions (cl.8.1)
6.     Tax Deed
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THIS AGREEMENT is made on 16th, April 1998

BETWEEN

(1)  THE "VENDOR"           KRUG INTERNATIONAL (UK) LIMITED (registered number:
                            00516171) whose registered office is at Columbia
                            Centre Market Street, Bracknell, Berkshire RG12 1PA;

(2)  THE "PURCHASER"        BLAKEDEW NINETY FOUR LIMITED (registered number:
                            3516383) whose registered office is at 6 Stinsford
                            Road, Nuffield Estate, Poole, Dorset BH17 0SW.


IT IS AGREED as follows:

1.   INTERPRETATION

In this Agreement, including its Schedules, unless the context otherwise requires, the following words and expressions have the following meanings:

1.1  Definitions

     "AGREED FORM"          in relation to any document such document in the
                            form agreed between the parties and initialled for the purpose of identification by the parties;

     "BANKERS"              means National Westminster Bank PLC and any other
                            bank or financial institution providing banking facilities to the Company;

     "BUSINESS DAY"         a day, other than a Saturday on which banks are open
                            for the transaction of business in England;


     "CA"                   Companies Act 1985 ;

     "CAA"                  Capital Allowances Act 1990;

     "COMPANIES ACTS"       CA and the former Companies Acts (within the meaning
                            of CA s 735(1));

     THE "COMPANY"          Sowester Limited (Registered Number: 00463358)


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                            whose registered office is at 6 Stinsford Road,
                            Nuffield Estate, Poole, Dorset BH17 0SW;

     "COMPANY'S AUDITORS"   Deloitte & Touche Stonecutter Court, 1 Stonecutter
                            Street, London EC4A 4TR;

     "COMPLETION"           completion of the sale and purchase of the Sale
                            Shares in accordance with clause 6;

     "COMPLETION ACCOUNTS"  the financial statements of the Company for the period from the Last Accounts Date to 31 March 1998 (each such financial statement comprising a balance sheet and a profit and loss account (in the form specified in Clause 4.3);

     "COMPLETION DATE"      the date of this Agreement;

     "CONSIDERATION"        the total consideration payable by the Purchaser to
                            the Vendor for the Sale Shares being the sum specified in clause 3 (subject to adjustment in accordance with the provisions of Clause 5);

     "DISCLOSURE LETTER"    the disclosure letter of the same date as this
                            Agreement from the Vendor to the Purchaser;

     "ENVIRONMENT"          means the Environment as defined in Section 1(2) of
                            the Environmental Protection Act 1990;

     "ENVIRONMENTAL LAWS"   includes any law or statute of any relevant
                            jurisdiction relating to Environmental Matters and any , rule, regulation, treaty, directive, direction, by-law, code of practice, circular, guidance note, order, notice, demand, injunction or judgment issued, promulgated or approved thereunder or in connection therewith applicable to the Company and/or the business carried on by the Company;

     "ENVIRONMENTAL         means any permit, licence, authorisation, consent
      LICENCE"


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                            or other approval required at the date hereof by the
                            Company or in relation to the business carried on by the Company pursuant to any Environmental Law;

     "ENVIRONMENTAL         includes any of the following: (1) any generation,
      MATTERS"              deposit, disposal, keeping, treatment,
                            transportation, transmission, handling or manufacture of any Hazardous Substances; (2) nuisance, noise, defective premises, health and safety at work or elsewhere; and (3) the pollution, conservation or protection of the Environment whether relating to man or any living organisms supported by the Environment or to natural resources or any other matter whatsoever affecting the Environment or any part of it;

     "ESCROW ACCOUNT"       the interest bearing account to be opened pursuant
                            to clause 8.1;

     "FA"                   Finance Act

     "HAZARDOUS SUBSTANCES" wastes, pollutants, contaminants or other substances
                            (including without limitation liquids, solids, gases, ions, living organisms and noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly;

     "ICTA"                 Income and Corporation Taxes Act 1988;

     "INDEPENDENT
     CHARTERED
     ACCOUNTANT"            the person appointed pursuant to Clause 4.9;


     "INTELLECTUAL
     PROPERTY RIGHTS"       includes any patent, patent application, know-how,



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                            trade mark, trade mark application, trade name,
                            registered design, copyright, trade secret and other confidential information, design rights, topography rights, service mark, service mark application, business name, moral rights, registrations of and applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing off rights to access databases or other similar intellectual or commercial right;


     "LAST  ACCOUNTS"       the audited financial statements of the Company for
                            the accounting reference period which ended on the Last Accounts Date (each such financial statement comprising a balance sheet, profit and loss account, cash flow statement, notes and directors' and auditors' report);

     "LAST  ACCOUNTS DATE"  31st March 1997;

     "LOAN NOTES"           the unsecured interest free loan notes in the Agreed
                            Form to be issued by the Purchaser to the Vendor in accordance with clause 3.1.1;

     "MANAGEMENT ACCOUNTS"  the unaudited management accounts of the Company as at 31st March 1998 in the Agreed Form;

     "NET ASSETS"           the issued share capital of the Company plus or
                            minus the amount standing to the credit of or debited to reserves (including profit and loss account), as determined from the Completion Accounts and shown in the Certificate of the



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                            Purchaser's Auditors delivered pursuant to Clause 4
                            in the Agreed Form;

     "PENSION SCHEME(S)"    the Sowester Limited Pension and Life Assurance
                            Scheme (and the plural means the Pension Scheme and any other pension scheme or schemes of the Company in force at the Completion Date);

     "PROPERTY"             the property of the Company shortly described in
                            Schedule 4;

     "PURCHASER'S AUDITORS" Deloitte & Touche of Mountbatten House, 1 Grosvenor
                            Square, Southampton, Hampshire SO15 2BZ;

     "PURCHASER'S GROUP     means the Purchaser, any holding company of the
                            Purchaser, any subsidiary of the Purchaser and any subsidiary of any such holding company;

     "PURCHASER'S
     SOLICITORS"            Blake Lapthorn of New Court, 1 Barnes Wallis Road,
                            Segensworth, Hampshire PO15 5UA;

     "RETENTION"            the sum referred to in clause 3.1.1;

     "SALE SHARES"          the 50,000 ordinary shares of L.1 each in the
                            capital of the Company comprising the whole of its issued share capital;

     "TAX" OR "TAXATION"    includes all forms of taxes, charges, imposts,
                            duties, levies, liabilities or sums of whatsoever kind payable in respect of income, profits, distributions, gains and receipts of all kinds or otherwise at the instance of the Inland Revenue, Customs and Excise, Department of Health and Social
                            Security, fiscal, Governmental or local Authorities or any other competent taxing authority of the United Kingdom or elsewhere and all penalties, charges



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                            and interest relating to any Tax assessment,
                            including (without limitation) income tax, surtax, corporation tax, advance corporation tax, capital gains tax, development gains tax, development land tax, value added tax, withholding tax, special charge, petroleum revenue tax, customs and other import duties, stamp duty, stamp duty reserve tax, estate duty, capital transfer tax, inheritance tax, capital duty, payments to be made by the Company under the Pay As You Earn system and national insurance contributions regardless of whether such tax is directly or primarily chargeable against or attributable to the Company or any other person firm or company and references to:-

                            (a) income or profits or gains earned, accrued, or received on or before a particular date or in respect of a particular period shall include income or profits or gains which have been deemed to have been earned, accrued or received at or before that date or in respect of that period;

                            (b) any payment or distribution made on or before a particular date shall include:-

                                   (i)    any payment or distribution which on
                                          or before that date has fallen due
                                          to be made; and

                                   (ii)   any act or transaction which has
                                          occurred on or before that date and is



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                                          or has been deemed to be a payment or
                                          distribution for the purposes of any
                                          Tax assessment; and

                            (c) any dividend shall include anything which has been deemed to be a dividend or distribution to shareholders or others for the purposes of any Tax assessment;

     "TAX DEED"             the deed of indemnity against Taxation in the Agreed
                            Form;


     "TAXATION STATUTE"     any statute, enactment, law, regulation or
                            arrangement wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation;

     "TAX WARRANTIES"       the Warranties relating to Taxation set out at
                            Warranty 5 of Schedule 2;

     "TCGA"                 Taxation of Chargeable Gains Act 1992;

     "TMA"                  Taxes Management Act 1970;

     "VATA"                 Value Added Tax Act 1994;

     "VENDOR'S GROUP"       means the Vendor, any holding company of the Vendor,
                            any subsidiary of the Vendor and any subsidiary of any such holding company (but excluding the Company);

     "VENDOR'S SOLICITORS"  Linklaters & Paines, 1 Silk Street, London EC2Y 8HQ;

     "WARRANTIES"           the warranties and representations of the Vendor set
                            out in clause 7 and Schedule 2;

     "WARRANTY CLAIM"       any claim made by the Purchaser for breach of any of
                            the Warranties.

1.2 All references to a statutory provision shall be construed as including references to:


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     1.2.1 any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

     1.2.2 all statutory instruments or orders made pursuant to a statutory provision;

     1.2.3 any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.

     save to the extent that any such statutory modification, consolidation or re-enactment, instruments orders and statutory provisions are made or effected after the date of this Agreement and would create or increase the liability of the Vendor or the Purchaser under this Agreement.

1.3 A reference to an SSAP is a reference to a Statement of Standard Accounting Practice and a reference to an FRS is a reference to a Financial Reporting Standard both established by the Accounting Standards Board in England and Wales.

1.4 Words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include firms and corporations and vice versa.

1.5  Unless otherwise stated, a reference to a clause or sub-clause or a
     Schedule is a reference to a clause or a sub-clause of or a Schedule to this Agreement and a reference to a paragraph is a reference to a paragraph of a Schedule.

1.6 The words "subsidiary" and "holding company" shall have the same meanings in this Agreement as their respective definitions in CA.

1.7 A person shall be deemed to be connected with another if that person is connected with another within the meaning of s 839 ICTA.

1.8 Headings in this Agreement and in the Schedules are inserted for ease of reference only and do not affect the construction of this Agreement.

2.   AGREEMENT FOR SALE OF THE SALE SHARES

2.1 Subject to the terms and conditions of this Agreement, the Vendor shall sell or





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     procure to be sold and the Purchaser in reliance upon the representations,
     Warranties and undertakings set out in this Agreement and the Tax Deed shall purchase the Sale Shares.

2.2 The Vendor shall sell the Sale Shares free from all liens, claims, charges, equities and encumbrances and with full title guarantee and so that the provisions of ss 6(1) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the Purchaser.

2.3 Title to and beneficial ownership of the Sale Shares shall pass to the Purchaser on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attaching to them at the Completion Date (including the right to receive all dividends, distributions or any return of capital declared made or paid by the Company on or after the Completion Date).

2.4 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.   PURCHASE CONSIDERATION

3.1 The Consideration shall (subject to adjustment pursuant to the provisions of clause 5) be the sum of L.5,295,000 (five million two hundred and ninety five thousand pounds) which the Purchaser shall pay or satisfy by:

     3.1.1 the sum of L.250,000 being paid and applied in the manner provided in clause 8.1 (such sum being the Retention);

     3.1.2 the issue to the Vendor at Completion of the Loan Notes credited as fully paid having an aggregate par value of L.250,000;

     3.1.3 the sum of L.4,795,000 (four million seven hundred and ninety-five thousand pounds) being paid to the Vendor in cash at Completion CHAPS payment to it at its Account with the National Westminster Bank Plc, Guildford Branch address: PO Box 299, 151 High Street, Guildford, Surrey GU1 3ZU Sort Code: 60-09-21 Account No. 59954841 or by such other means of payment in immediately available funds as the Vendor may request.




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4.   COMPLETION ACCOUNTS

4.1 The Purchaser shall procure as soon as practicable and in any event within 60 days after Completion, the preparation of the Completion Accounts in accordance with the requirements of this Clause 4 by the Purchaser's Auditors, who shall also be instructed to certify the amounts of the Net Assets in the Agreed Form.

4.2 In respect of the preparation of the Completion Accounts and the determination of the Net Assets the Parties shall respectively:

     (a) give or procure that the Purchaser's Auditors and any Independent Chartered Accountant upon reasonable notice are given prompt access at all reasonable times to and to take copies of all books and records relating to the Company which are in the possession or under the control of the Vendor or the Purchaser or the Company as the case may be; and

     (b) generally provide the Purchaser's Auditors and any Independent Chartered Accountant promptly with such other information and assistance as they may reasonably require including access to and assistance at reasonable times from personnel employed by the Vendor or the Purchaser or the Company as the case may be.

4.3 The Completion Accounts shall be prepared in accordance with all applicable law FRS's and SSAP's and generally accepted United Kingdom accounting principles and (so far as not inconsistent therewith) on the same principles methods and bases as adopted in drawing up the Last Accounts consistently applied.

4.4 The Purchaser's Auditors shall be instructed to state in writing to the Vendor and the Purchaser whether in their opinion the Completion Accounts give a true and fair view of the state of affairs of the Company as at such date and to report directly to the Purchaser and the Vendor if and to the extent that there have been any changes in accounting principles used in the Completion Accounts (whether as a result of changes in the law or UK accounting principles or otherwise).




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4.5  The Purchaser's Auditors shall (as soon as practicable, and in any event within 60 days after Completion) deliver contemporaneously to the Vendor and the Purchaser copies of the Completion Accounts and the certificate of the Purchaser's Auditors as to the amount of the Net Assets in the Agreed Form.

4.6 Either Party shall be entitled to object to the Completion Accounts by written notice to the other within 28 days of receipt of the Completion Accounts pursuant to Clause 4.5 and if no such objection is made the Parties shall be deemed to accept the Completion Accounts at the end of such 28 day period.

4.7 The Purchaser shall procure that the Vendor and the Company's Auditors shall be given such information and assistance as they may reasonably require including access to the Purchaser's Auditors and to the books, records, papers and other documents relating to the Company, and to take copies of all such books, records, papers and other documents which are in the possession of the Company or the Purchaser's Auditors, for the purpose of verifying the Completion Accounts and the certificate of the Purchaser's Auditors as to the amount of Net Assets provided that any information obtained by the Vendor or the Company's Auditors pursuant to this Clause
     4.7 shall be kept strictly confidential by the Vendor or the Company's Auditors.

4.8 In the event that notice of objection is given pursuant to clause 4.6 the Vendor and the Purchaser shall use their reasonable endeavours to agree any amendments to the Completion Accounts within 14 days after the giving of such notice of objection.

4.9 In the event that agreement cannot be reached within the said period of 14 days the matter in dispute shall be referred to an independent chartered accountant (being the "Independent Chartered Accountant") to be agreed between the parties or, in the absence of agreement as to the identity of the Independent Chartered Accountant within 7 days after the expiry of such 14 day period, to be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on application of either party. Such Independent Chartered





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

     Accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties. The cost of his appointment shall be borne equally by the parties.

5.   ADJUSTMENT TO PURCHASE CONSIDERATION

5.1  The Consideration shall be reduced by the aggregate of:

     5.1.1 the amount of any indebtedness (exceeding in aggregate L.7,500) (other than any indebtedness owed to National Westminster Bank Plc by way of overdraft or pursuant to the Medium Term Loan relating to the Property) incurred by the Company otherwise than in the ordinary course of business prior to the Completion Date;

     5.1.2 the amount by which any indebtedness owed by the Company to the any member of Vendor's Group exceeds 10,000 in aggregate (excluding management fees not exceeding 13,000 in any month and the proportion of interest costs relating to the Group Facilities listed in the Disclosure Letter which is attributable to the Company, calculated on the same bases as were applied in the Last Accounts as at the Completion Date); and

     5.1.3 the net amount of any dividend paid by the Company since 23rd February 1998 and prior to the Completion Date but excluding the dividend of L.1,500,000 paid on 30 March 1998.

5.2

     5.2.1 The "Net Assets Threshold" shall be L.4,200,000 (four million two hundred thousand pounds) minus the amounts specified in Clause 5.1.1, 5.1.2, and 5.1.3 to the extent that each of such amounts exceed


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


           the amount or value of any asset attributable respectively thereto and included in the Net Assets).

     5.2.2 If the Net Assets are less than the Net Assets Threshold, the Consideration shall be reduced by the amount of the shortfall (which, together with the amounts specified in Clause 5.1.1, 5.1.2 and 5.1.3 is hereinafter referred to as the "Adjustment").

     5.2.3 In any event, the Consideration shall not be reduced by any payment, provision or reserve relating to the claim by Helen Caple against the Company in respect of injuries sustained whilst travelling on a jet propelled boat owned by the Company.

5.3 The amount of the Adjustment shall in aggregate be limited to the amount or value of the Consideration paid or payable pursuant to Clause 3.1.

5.4 Any Adjustment shall be paid first out of the Retention in accordance with this Clause 5;

5.5 If the Adjustment is less than the amount of the Retention, the Purchaser shall pay (subject to and in accordance with Clause 8.3) to the Vendor the difference between the amount of the Adjustment and the amount of the Retention;

5.6 if the Adjustment exceeds the amount of the Retention, the amount by which the Adjustment exceeds the Retention shall be paid (subject to and in accordance with Clause 8.3) by the Vendor to the Purchaser and the Purchaser shall be entitled to retain the Retention;

5.7 payments required under this Clause 5 shall be made on the seventh Business Day after the later of:

     5.7.1 the end of the 28 day period referred to in clause 4.6 or;

     5.7.2 agreement pursuant to clause 4.8 or;

     5.7.3 determination by an Independent Chartered Accountant pursuant to clause 4.9;

6.   COMPLETION

6.1 Completion shall take place at the offices of the Purchasers' Solicitors on the






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     Completion Date when, subject to clause 6.5, all the transactions mentioned in the following provisions of this clause 6 shall take place.

6.2  The Vendor shall deliver to the Purchaser:

     6.2.1 duly completed and signed transfers in favour of the Purchaser (or such person or persons as the Purchaser may direct) in respect of the Sale Shares together with all share certificates relating to the Sale Shares in the name of the Vendor or any nominee of the Vendor;

     6.2.2 Certified copies of Minutes of Meetings of the Board of Directors of the Vendor at which the entry into and execution of this Agreement, the Tax Deed, the Power of Attorney referred to in Clause 6.2.9 and any other documents required to be executed in relation to this Agreement and the performance by the Vendor of the obligations expressed to be binding on it hereunder was authorised and approved.

     6.2.3 the Tax Deed duly executed by the Vendor;

     6.2.4 an undertaking by KRUG International Corp. (an Ohio Corporation) in the Agreed Form;

     6.2.5 the written resignations of each of the directors, other than John Pattinson Buck and Robert Maurice Edmond, from their respective offices in the Company, with a written acknowledgement executed as a deed by each of them in such form as the Purchaser requires that he has no claim against the Company in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever save only for the amounts in respect of accrued but unpaid remuneration and reimbursable expenses incurred down to the Completion Date specified in such written resignation;

     6.2.6 a letter from the Company's Bankers to the Company undertaking to release and discharge all guarantees or security granted by the Company (other than the mortgage relating to the Property) in






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

                respect of the liabilities of any member of the Vendor's Group and the Company against receipt of the sum of L.2,940,570.80;

        6.2.7 certified copies of any powers of attorney under which any of the documents referred to in this clause 6.2 is executed or evidence satisfactory to the Purchaser of the authority of any person signing pursuant thereto;

        6.2.8 irrevocable powers of attorney (in the Agreed Form) executed by the Vendor in favour of the Purchaser, or its nominees, enabling the Purchaser or its nominees, pending registration of the transfers of the Sale Shares to exercise all voting and other rights attaching to the Sale Shares and to appoint proxies for such purpose;

        6.2.9 waivers of all options to subscribe for shares in the Company duly executed by the holders of such options;

        6.2.10 the statutory books of the Company complete and up to date and its certificate of incorporation (including certificates of incorporation on change of name), cheque books, common seals, minute books and any unused share certificate forms or any of the same which are in the possession of the Vendor;

        6.2.11  the title deeds relating to the Property;

        6.2.12 the appropriate forms to amend the mandates given by the Company to its bankers;

        6.2.13 the written notice relating to the Pension Scheme referred to in Clause 9.2.

6.3 The Vendor shall procure the passing of Resolutions of the Board of Directors of the Company pursuant to which:

        6.3.1 such persons as the Purchaser may nominate shall be appointed additional directors;

        6.3.2 the transfers referred to in clauses 6.2.1 shall be approved (subject to stamping);



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

     6.3.3 the resignations referred to in clause 6.2.5 shall be submitted and accepted;

     6.3.4 all authorities to the bankers of the Company shall be revoked and authority given to such persons as the Purchaser may nominate to operate the account;

     6.3.5 the execution and delivery of the Tax Deed shall be authorised;

     The Vendor shall hand to the Purchaser duly certified copies of such Board Resolutions.

6.4 Upon completion of the matters referred to in clauses 6.2 and 6.3 the Purchaser shall:

     6.4.1 deliver a banker's draft drawn on a London Clearing Bank payable to the Vendor or provide a CHAPS payment for the sum of L.4,795,000 to the Vendor's account with National Westminster Bank Plc as specified in Clause 3.1.3 and such receipt (as good funds) by the Vendor shall be an absolute discharge therefor to the Purchaser;

     6.4.2 provide a CHAPS payment for the Retention to be dealt with as provided in clause 8.1;

     6.4.3 deliver to the Vendor's Solicitors certified copies of any powers of attorney under which any of the documents referred to in this clause
           6.5 is executed or other evidence satisfactory to the Vendor's Solicitors of the authority of the person signing on its behalf;

     6.4.4 issue Loan Notes having an aggregate par value of L.250,000 to the Vendor.

6.5 The Purchaser may in its absolute discretion waive any requirement contained in clauses 6.2 and 6.3.

6.6 Following Completion, the Purchaser shall so far as reasonably practicable co-operate with the Vendor in procuring the release of the Vendor from all liability arising after Completion under any guarantees and collateral security given by the Vendor on behalf of the Company and listed in the Disclosure Letter and pending such release or if such release proves unobtainable except on unreasonable terms the Purchaser shall indemnify the Vendor against all losses, costs, claims, demands, expenses proceedings or payment which may be incurred by the Vendor pursuant to the terms of any or all such guarantees or collateral security.

6.7 The Vendor hereby irrevocably undertakes that, following Completion and pending registration of the transfers referred to in Clause 6.2.1 it will not exercise any of the rights conferred on it by Article 22 of the Company's Articles of Association

6.8 The Purchaser shall ensure that all amounts due or owing by the Company by way of overdraft to National Westminster Bank Plc shall be paid and discharged by the Company on the Completion Date.

6.9 The Purchaser shall procure that all amounts due or owing to National Westminster Bank Plc in respect of the Medium Term Loan relating to the Property shall be paid or discharged by the Company on the Completion Date.

6.10 UNDERTAKING

     The Vendor undertakes to provide to the Purchaser within 6 months from Completion any information which is not within the possession or control of the Company and which the Company requests to ascertain whether or not it is subject to any liability to Tax or entitled to any relief (as defined in the Tax Deed) or to calculate any liability to Tax or the amount of any relief (as defined in the Tax Deed).

6.11 John Buck and Robert Edmond agree that no Share Appreciation Rights (if any) granted to them under the Sowester Share Appreciation Rights Plan 1997 (the "Plan", and "Share Appreciation Rights" shall have the meaning ascribed to that term in the Plan) are or will be outstanding at Completion. John Buck and Robert Edmond further agree that they hereby waive any rights (if any) to exercise any Share Appreciation Rights they possess or any other rights under the Plan and that any such Share Appreciation Rights or other rights under the Plan will lapse upon Completion. The provisions of this Clause 6.11 shall satisfy the requirements of Clause 6.2.9.

7.   WARRANTIES BY THE VENDOR

7.1 The Vendor represents and warrants to and with the Purchaser for itself and as trustee for the Company and its successors in title in the terms set out in Schedule 2 as at Completion .

7.2 The Warranties are given subject to matters fairly and accurately disclosed in the Disclosure Letter and save as expressly qualified under the terms of this Agreement.

7.3 To the extent that any particular item of Disclosure contained in the Disclosure Letter is not fair and accurate no disclosure shall be deemed to have been made in respect of each particular Warranty to which that item of disclosure relates.

7.4 Where any Warranty is expressed to be given "so far as the Vendor is aware", such term shall mean only that actual awareness of relevant facts, matters or circumstances covered by the relevant Warranty as is held by any of Charles Linn Haslam, Robert Mitchell Thornton Jnr and William Edwards Greenhalgh, being directors of the Vendor at the date hereof, and for the avoidance of doubt, none of such persons shall be required to undertake, or shall be deemed to have undertaken, any enquiries in relation to the subject matter of such Warranty.

7.5  Each of the Warranties is without prejudice to any other Warranty .

7.6 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, or by the Purchaser failing to exercise or delaying the exercise of any right or remedy or by any other event or matter whatsoever save to the extent expressly provided in this Agreement and, except by the Purchaser giving to the Vendor a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

7.7 None of the information supplied by the Company and/or any of its directors or employees or its professional advisers prior to the date of this Agreement to any of the Vendor or its agents, representatives or advisers in connection with the Warranties and the Tax Deed and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Company and or any of its directors or employees to the Vendor, and the Vendor waives any claims against the Company and or any of its directors or employees which it might otherwise have in respect of it except to the extent that the same arises as the result of the fraud wilful default or fraudulent misrepresentation of any such person.

7.8 Notwithstanding the provisions of this Clause 7, the Vendor shall not be liable in respect of any breach of the Warranties if and to the extent that the losses occasioned thereby have been recovered under the Tax Deed.

7.9 No information relating to the Company of which the Purchaser has knowledge whether actual or constructive shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable save to the extent that at or prior to the Completion the Purchaser or its Directors has actual knowledge that any fact or matter within its actual knowledge constitutes or will constitute upon Completion a breach of any Warranties and, save as provided in this Clause 7.10, liability in respect of the Warranties shall not be confined to matters discovered after Completion.

7.10 The parties agree that any Warranty Claim shall be limited in accordance with the provisions of this Clause 7 and Schedule 6 save in respect of any Warranty Claim arising as a consequence of the fraud, wilful concealment or wilful default of the Vendor, its officers or employees.

7.11 This Agreement and the Tax Deed contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. The Purchaser acknowledges that it has not been induced to enter into this Agreement by, and so far as is permitted by law and except in the case of fraud, wilful default or fraudulent misrepresentation, waives any remedy in respect of, any Warranties, representations and undertakings not incorporated into this Agreement.

7.12 So far as is permitted by law and except in the case of fraud, the parties agree and acknowledge that the only right and remedy which shall be available to the Purchaser in connection with or arising out of or related to any of the statements contained in the Warranties shall be damages in contract for breach of this Agreement and not rescission of this Agreement, nor damages in tort or under statute (whether under the Misrepresentation Act 1967 or otherwise), nor any other remedy (except, where relevant, under the Tax Deed).

8.   RETENTION AND JOINT ACCOUNT

8.1 The Retention shall on Completion be paid by the Purchaser into the Escrow Account, which shall be opened in the name of the Purchaser's Solicitors as escrow agent pursuant to instructions to the Purchaser's Solicitors to act as such to be issued jointly by the Vendor and the Purchaser at Completion in the Agreed Form. The Retention, together with interest earned thereon shall be dealt with in accordance with the following sub-clauses.

8.2 If there is no reduction in the Consideration pursuant to Clause 5, the Purchaser's Solicitors shall pay the Retention to the Vendor on the date specified for payment in Clause 5.7.

8.3 If there is a reduction in the Consideration pursuant to Clause 5, the Purchaser's Solicitors shall pay on the date specified for such payment in Clause 5.7:-

     8.3.1 to the Purchaser the Retention or, if less, the Adjustment; and

     8.3.2 to the Vendor the balance (if any) of the Retention after deduction of the amounts referred to in Clause 8.3.1.

8.4 The interest accrued on the Retention shall belong to the Vendor and the Purchaser in proportion to the respective amounts of the Retention released to each of them in accordance with Clauses 8.2 and 8.3 and shall be paid (subject to deduction of any Taxation as may be required by law) to each of them together with the relative portions of the Retention.

8.5 Any bank charges in respect of the Retention shall be paid by the Vendor or the Purchaser as the case may be in proportion to the respective amounts of the Retention received by the Vendor or the Purchaser in accordance with Clauses 8.2 or 8.3 and such bank charges shall be paid by the Vendor or the Purchaser as the case may be at the same time as the Vendor or the Purchaser receive amounts of the Retention in accordance with Clauses 8.2 or 8.3.

8.6 The Vendor and the Purchaser shall as and when necessary give written instructions signed by or on behalf of each of them to the Purchaser's Solicitors in order to procure compliance with this clause 8. Save as provided in Clause 8.7 the Purchaser's Solicitors shall not be required to take any action with respect to the Escrow Account except on the joint written instructions of the Vendor and the Purchaser.

8.7 Any payment to be made out of the Escrow Account to the Vendor or the Purchaser pursuant to Clause 8.2 or 8.3 shall be made to the Vendor or the Purchaser (as the case may be) in accordance with such written instructions as may be given by the Vendor or the Purchaser (as the case may be).

9.   PENSIONS

9.1 The Vendor accepts that on or as soon as practicable after Completion the Company shall execute a deed under Rule 21.1 of the Rules governing the Pension Scheme removing as Trustees of the Pension Scheme those persons who are not directors or employees of the Company.

9.2 At Completion the Vendor shall give a written notice to the Trustees of the Pension Scheme under Rule 24.2 of the said Rules that the Vendor is ceasing to participate in the Pension Scheme with effect from the Completion Date, such notice to be in the Agreed Form.

10.  RESTRICTIVE COVENANTS

10.1 The Vendor undertakes with the Purchaser (for itself and as trustee for the Company) that, except with the consent in writing of the Purchaser it will not and will procure that no member of the Vendor's Group will, for a period of twelve months from the Completion Date;

       10.1.1 either on its own account or for or on behalf of or through or in conjunction, association or by arrangement with any person whether for its own benefit or that of others, directly or indirectly, carry on or be engaged, concerned or interested in or in the carrying on of any business which competes with the business of the distribution and supply of marine equipment, engines, steering control systems, personal watercraft and related products both within the United Kingdom and the Republic of Ireland as carried on by the Company at the date of this Agreement ("Restricted Business") but this sub clause will not prevent the Vendor or any member of the Vendor's Group from holding for investment up to 3% of the issued share capital of a company the shares of which are listed on any recognised stock exchange;

       10.1.2 either on its own account or for or on behalf of or through or in conjunction, association or by arrangement with any person whether for his own benefit or that of others, directly or indirectly in relation to the Restricted Business solicit, canvass or approach any person, who, at any time during the 12 months prior to the Completion Date:

              (a) was provided with goods or services by the Company from time to time; or

              (b) had negotiations with the Company from time to time relating to the provision of such goods or services;

              for the purpose of offering to that person goods or services similar to those with which he was so provided or otherwise to entice away the custom or business of that person from the Company;

       10.1.3 either on its own account or for or on behalf of or through or in conjunction, association or by arrangement with any person, whether for his own benefit or that of others, directly or indirectly supply to any person specified in clause 10.1.2 goods or services similar to those with which such person was so provided at any time during the 12 months prior to the Completion Date or enter into any transaction with such person in relation to such goods or services;

       10.1.4 either on its own account or for or on behalf of or through or in conjunction, association or by arrangement with any person, whether for his own benefit or that of others, directly or indirectly, solicit or entice away or endeavour to entice away from the Company any director holding executive office, manager, or employee earning in excess of L.20,000 per annum who worked for the Company at any time during the 12 months prior to the Completion Date (whether or not such persons would commit any breach of contract by reason of his leaving service);

10.2 The Vendor undertakes with the Purchaser (for itself and as trustee for the Company) that, except with the prior consent in writing of the
       Purchaser:

       10.2.1 it will not and will procure that no member of the Vendor's Group will use to the detriment of the Company or of any customer of the Company or disclose divulge or communicate directly or indirectly to any person any secret or confidential knowledge or secret or confidential information relating to the business, transactions, products or affairs of the Company or of any customer of the Company (including but not limited to operations, processes, plans, inventions, product information, know-how, design rights, trade secrets, software, market opportunities, customers and business affairs) or supply or disclose to any person the names or addresses of any customers of the Company or details of any contracts or negotiations to which the Company is a party or of any tenders offers or proposals submitted or to be submitted by the Company in connection with its business;

       10.2.2 notwithstanding the provisions of Clause 10.2.1, the Vendor may disclose information which would otherwise be confidential if and to the extent:

              (i)    required by law;

              (ii) necessary in the reasonable opinion of the Vendor's legal advisers to comply with the requirements of any regulatory authority or any stock exchange, whether in the United Kingdom or elsewhere;

              (iii) reasonably required to be disclosed to the legal advisers, auditors, insurers and bankers of the Vendor provided that such disclosure is made on a strictly confidential basis;

              (iv) the information has come into the public domain through no fault of the Vendor; or

              (v) the Purchaser has given prior written approval to the disclosure such approval not to be unreasonably withheld or delayed.

       10.2.3 it will not, and will procure that no member of the Vendor's Group shall, at any time hereafter in relation to any trade, business, firm, company or organisation use a name (whether registered or not) or any trade mark or design the same as or confusingly similar to the Sowester name or any name or trade mark of the Company listed in Schedule 3.

10.3 Each of the covenants contained in clauses 10.1 and 10.2 shall be deemed to be separate covenants and independent of each other.

10.4 While the parties hereto consider that the covenants contained in clauses 10.1 and 10.3 are reasonable in order to protect the interests of the Purchaser, it is agreed by and between the parties that if any such restrictions shall be adjudged by a Court of competent jurisdiction to be void or unenforceable but would be valid and enforceable if deleted in part or reduced in application, such restrictions shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

11.    ANNOUNCEMENTS

11.1 If either of the Parties shall make any announcement of any kind in respect of the subject matter of the Agreement, that Party shall procure that a copy of the announcement is provided to the other as soon as reasonably practicable after the making of such announcement.

12.    ASSIGNMENT

12.1 This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

12.2 Save as provided in clause 12.3, neither of the parties hereto shall be entitled to assign the benefit of any rights under this Agreement or the Tax Deed.

12.3 The benefit of this Agreement and the Tax Deed shall be assignable by the Purchaser by way of security to any bank or other institutional lender or investor which has lent money to or subscribed for shares in the Purchaser for the purpose of the acquisition of the Sale Shares, and in the event of any such assignment, all references in this Agreement and the Tax Deed to the Purchaser shall be deemed to include such assignee.

13.    COSTS

13.1 All expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by either of them in connection with the negotiation, preparation or execution or this Agreement shall be borne solely by the party who incurred the liability and the Company shall not have any liability in respect of them.

14.    TIME

14.2 Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between or on behalf of the Vendor and the Purchaser be substituted for them.

15.    ENTIRE AGREEMENT

       This Agreement (together with the Tax Deed) constitutes the whole agreement between the parties hereto and supersedes any previous agreements or arrangements between them relating to the subject matter contained herein.

16.    CONTINUING EFFECT OF AGREEMENT

16.1 No provisions of this Agreement or of any agreement or arrangement of which it forms part, by virtue of which the agreement constituted by all of the foregoing is subject to registration (if such be the case) under the Restrictive Trade Practices Act 1976 shall take effect until the day after particulars of such agreement have been furnished to the Director General of Fair Trading pursuant to the terms of that Act.

16.2 Subject to Clause 16.1 all of the provisions of this Agreement, except in so far as they set out obligations which have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion or any other event or matter whatsoever, and shall not be deemed to be waived or released except by a specific and duly authorised written waiver or release by the Purchaser.

17.    VARIATIONS

17.1 No variation of this Agreement shall be effective unless made in writing and executed by or on behalf of each of the parties hereto.

18.    RELEASES, WAIVERS ETC BY THE PURCHASER

18.1 The Purchaser may release or compromise any liability of the Vendor hereunder or under the Tax Deed in whole or in part or grant to the Vendor time or other indulgence in its absolute discretion without in any way affecting or prejudicing its rights against the Vendor under the same or a like liability whether joint and several or otherwise.

19.    FURTHER ASSURANCE, INFORMATION

19.1 At any time after the date hereof the Vendor shall at the request and cost of the Purchaser execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the Purchaser or its nominee and giving to the Purchaser the full benefit of all the provisions of this Agreement or any agreement referred to herein or executed in connection herewith.

19.2 Each of the parties agrees and undertakes to the other that it will upon reasonable request by the other provide it with such information and assistance, including reasonable access to premises and personnel and a right to examine and copy such accounts, documents and records as may be required by the other for the purposes of complying with any law or the requirements of any regulatory authority or Stock Exchange provided that no obligation to provide information or assistance shall arise if and to the extent that the party requested to provide such information or assistance considers that to provide such information or to give such assistance would be damaging to its commercial interests. Any and all information obtained by either party pursuant to this Clause 19.2 shall be and remain at all times strictly confidential provided that such information may be used by the party obtaining the same for the disclosed purpose for which it was requested but not otherwise.

20.    LAW AND JURISDICTION

20.1 This Agreement shall be governed by and construed in accordance with English law and the parties shall submit to the exclusive jurisdiction of the English Courts.

21.    INTEREST

21.1 If the Vendor or the Purchaser defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of the Vendor or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 3 per cent above the base rate from time to time of (Bank of Scotland). Such interest shall accrue from day to day.

22.    INVALIDITY

22.1 Each provision of this Agreement is severable and distinct from the others. The parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected or impaired, provided that the operation of this clause would not negate the commercial intent and purpose of the parties under this Agreement.

22.2 If any provision of this Agreement is illegal or unenforceable as a result of any time period being stated to endure for a period in excess of that permitted by relevant law or a regulatory authority, that provision shall take effect with a time period that is acceptable to the relevant regulatory authorities subject to it not negating the commercial intent of the parties under this Agreement.

23.    COUNTERPARTS

23.1 This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

24.    NOTICES

24.1 All notices, claims, demands or proceedings served by the parties with respect to this Agreement or the Tax Deed shall be in writing and shall be sufficiently served if delivered by hand or facsimile transmission or sent by pre-paid first class recorded delivery post to the address of the addressee as set out in this Clause 24, or to such other address (being in Great Britain) as the addressee may from time to time have notified in writing to the other party for the purpose of this clause and shall be deemed to have been received:

       24.1.1 if sent by first class post 2 business days after posting exclusive of the day of posting;

       24.1.2 if delivered by hand on the day of delivery;

       24.1.3 if sent by facsimile transmission at the time of transmission.

24.2   Communications addressed to the Vendor shall be sent to it at:

       address: c/o Deloitte & Touche, Columbia Centre, Market Street, Bracknell, Berkshire RG12 1PA

       fax:        01344 303429

       and marked for the attention of the Company Secretary. Communications addressed to the Purchaser shall be sent to it at:

       address:    6, Stinsford Road, Nuffield Estate, Poole, Dorset BH17 0SW

       fax:        01202 669 245

       and marked for the attention of R Edmond.

       Notices addressed to the Vendor and given under Clause 6 of the Tax Deed shall additionally be sent by facsimile to the following persons:

                   SunLink Services Inc

       fax:        USA 770-933-7010

       and marked for the attention of Robert M Thornton Jnr;

       and to:     Bradley International Ltd

       fax:        UK (01902) 354 266

       and marked for the attention of Michael Dell.

24.3   In proving service:

       24.3.1 by delivery by hand it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

       24.3.2 by post it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause;

       24.3.3 by facsimile transmission it shall be necessary only to produce a transmission report showing full and correct transmission.

AS WITNESS the hands of the parties

                                   SCHEDULE 1

                                  THE COMPANY



Company Name:              Sowester Limited
Company Number:            00463358
Date of Incorporation:     10 January 1949
Share Capital:
    authorised             L.50,000
    issued                 L.50,000
Registered Office:         6 Stinsford Road
                           Nuffield Estate
                           Poole, Dorset
                           BH17 0SW

Directors:                 John Pattinson Buck
                           Robert Maurice Edmond
                           William Edwards Greenhalgh
                           Charles Linn Haslam
                           Robert Mitchell Thornton Jnr

Secretary:                 Robert Maurice Edmond



Shareholders and Number of Shares:

KRUG International (UK) Limited    : 49,999

Mark Stockslager                   : 1

Latest Accounts on file at Companies House: 31 March 1997

                                   SCHEDULE 2


                                   WARRANTIES



1.   INFORMATION

     GENERAL INFORMATION

1.1 The information in Schedule 1 relating to the Company is true, complete and accurate in all respects.

1.2 The Company has no, and has not previously had, any subsidiary or subsidiary undertaking other than Sea Sales Limited and South Western Marine Factors Limited.

1.3 The Sale Shares constitute the whole of the issued and allotted share capital of the Company.

1.4 There is no option, right to acquire, pledge, lien or other encumbrance on, over or affecting the Sale Shares or any of them and there is no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing.

2.   POWER TO CONTRACT

     POWER OF THE VENDOR

2.1 The Vendor has and will have full power and authority to enter into and perform this Agreement and the Tax Deed which constitutes or when executed will constitute its legal, valid and binding obligations enforceable in accordance with their respective terms.

2.2 The Vendor will be entitled to transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party.

2.3 The execution and delivery of, and the performance of the obligations of the Vendor, under this Agreement and the Tax Deed have been duly authorised by all necessary corporate action on the part of the Vendor whether under its Articles of Association or otherwise.

2.4 The execution and delivery of, and the performance by the Vendor of its obligations under, and compliance with the provisions of, this Agreement and the Tax Deed by the Vendor will not:

     (a) result in a violation of any provision of the Memorandum or Articles of Association of the Vendor; or

     (b) result in a breach of, or constitute a default under, any instrument to which the Vendor is a party or by which the Vendor is bound; or

     (c) result in a violation of any law or regulation in the United Kingdom having the force of law or of any order, judgment or decree of any court or governmental agency or agreement to which the Vendor is a party or by which the Vendor is bound.

2.5 No consent, authorisation, licence or approval of the Vendor's shareholders or of any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the Tax Deed or the performance by the Vendor of its obligations under this Agreement or the Tax Deed.

2.6 KRUG International Corp. has and will have full power and authority to give the undertaking referred to at Clause 6.2.4 which constitutes or when executed will constitute its legal valid and binding obligations enforceable in accordance with their respective terms.

3.   ACCOUNTS

     THE LAST ACCOUNTS

3.1 So far as the Vendor is aware (but so that (notwithstanding Clause 7.4), for the purposes of this Warranty 3.1 the Vendor shall be deemed to have actual knowledge of all facts or matters contained or referred to in any communication relating to the Last Accounts addressed or copied to the Vendor in writing) the Last Accounts were prepared in accordance with the historical cost convention; and the bases and policies of accounting adopted for the purpose of preparing the Last Accounts are materially the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting periods.

3.2 So far as the Vendor is aware (but so that, (notwithstanding Clause 7.4) for the purposes of this Warranty 3.2 the Vendor shall be deemed to have actual knowledge of all facts or matters contained or referred to in any communication relating to the Last Accounts addressed or copied to the Vendor in writing) the Last Accounts:

      3.2.1 give a true and fair view of the assets and liabilities of the Company at the Last Accounts Date and its profits for the financial period ended on that date;

      3.2.2 comply with the requirements of the Companies Act and other relevant statutes;

      3.2.3 are not affected by any extraordinary item;

      3.2.4 make fair and reasonable provision or reserve for all liabilities and capital commitments of the Company in the Last Accounts;

3.3 So far as the Vendor is aware the accounting reference date of the Company is and has at all times during the last 5 years been 31 March.

4.    CORPORATE MATTERS

      OPTIONS

4.1 The Vendor has not entered into any agreements or arrangements which provide for the present or future issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option or right of pre-emption or conversion).

      NEW ISSUES OF CAPITAL

4.2 The Vendor is not party to any agreement or arrangement pursuant to which any share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Company since the Last Accounts Date.

     COMMISSIONS

4.3 The Vendor is not entitled to receive from the Company any finder's fee, brokerage or other commission in connection with the sale and purchase of the Sale Shares under this Agreement.

     COMPANY RECORDS

4.4 No notice or allegation that any of the Statutory Books of the Company or the Memorandum and Articles of Association is incorrect or should be rectified has been received by the Vendor.

4.5 No resolution of any kind of the Vendor as the sole beneficial shareholder of the Company has been passed which has not been duly notified to the Company and the Vendor has not exercised any right conferred on it by virtue of Article 22 of the Company's Articles of Association.

4.6 So far as the Vendor is aware all charges in favour of the Company have been registered in accordance with the provisions of CA.

    INVESTIGATIONS

4.7 So far as the Vendor is aware (but so that, (notwithstanding Clause 7.4) for the purposes of this Warranty 4.7, the Vendor shall be deemed to have actual knowledge of all facts or matters which are known or which ought reasonably to have been known by Charles Linn Haslam, Robert Mitchell Thornton Jnr, or William Edwards Greenhalgh in their capacity as non-executive directors of the Company) there are not pending, or in existence, any investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company and so far as the Vendor is aware (but so that, (notwithstanding Clause 7.4) for the purposes of this Warranty 4.7, the Vendor shall be deemed to have actual knowledge of all facts or matters which are known or which ought reasonably to have been known by Charles Linn Haslam, Robert Mitchell Thornton Jnr, or William Edwards Greenhalgh in their capacity as non-executive directors of the Company) there are no circumstances which are likely to give rise to such investigation or enquiry.

     SUBSIDIARIES, ASSOCIATIONS AND BRANCHES

4.8 So far as the Vendor is aware the Company is not the holder or beneficial owner of and has not agreed to acquire any share or loan capital of any company (whether incorporated in the United Kingdom or elsewhere).

5.   TAX MATTERS

5.1  RETURNS INFORMATION PAYMENT COMPLIANCE AND CLEARANCES

     No Event has been effected or occurred in the six years ending with Completion by the Company in respect of which any consent or clearance from the Inland Revenue or other Taxation authority was required sought or could have been obtained (i) without such consent or clearance having been validly obtained before the Event was effected or occurred and (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance (iii) otherwise than at a time when and in the circumstances in which such consent or clearance was valid and effective; and (iv) in which the particulars furnished fully and accurately disclosed all facts and circumstances material to the decision of such Taxation authority provided that this paragraph 5.1 shall not apply to Value Added Tax, PAYE or National Insurance Contributions.

5.2  SHARE CAPITAL, DISTRIBUTIONS AND SIMILAR PAYMENTS

     5.2.1 The Company has not since incorporation repaid or agreed to repay or redeemed or agreed to redeem or purchase or agreed to purchase any of its share capital or capitalised, or agreed to capitalise in the form of debentures or redeemable shares, any profits or reserves of any class or description or passed any resolution so to do.

     5.2.2 The Company has not issued any stock dividends nor does the Company own any such share capital.

5.3  LOSSES, CARRY FORWARD OF LOSSES, SURPLUS ACT

     The Company has no trading or capital losses whether carried forward, deemed or actual or otherwise neither has it any surplus advance corporation tax.

5.4  GROUP RELIEF CONSORTIUM RELIEF AND ACT SURRENDER

     The Disclosure Letter contains particulars of all arrangements and agreements relating to group relief (as defined by S402 ICTA 1988) to which the Company is or has been a party for the last 3 years ending on the Completion Date and

     5.4.1 all claims by the Company for group relief were when made and are now valid and have been or will be allowed by way of relief from corporation tax;

     5.4.2 the Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax; and

     5.4.3 the Company has received all payments due to it under any arrangement or agreement for any surrender of group relief made by it and the payments are not liable to be refunded in whole or in part

5.5  SURRENDER OF ADVANCE CORPORATION TAX

     The Disclosure Letter contains full particulars of all arrangements and agreements to which the Company is or has been a party relating to the surrender of advance corporation tax made or received by the Company under s 240 ICTA 1988 and:-

     5.5.1 the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set-off against the Company's liability to corporation tax; and

     5.5.2 the Company has received all payments due to it under any arrangements or agreement for any surrender of advance corporation tax made by it and the payments are not liable to be refunded in whole or in part.

5.6  SECONDARY LIABILITY

     No transaction or event has occurred in consequence of which the Company is or may be held liable for any Taxation under s 190 TCGA, s 767A ICTA, s

          247(7) ICTA, s 179(11) TCGA, s 137(4) TCGA, s 191 TCGA, s 96(8) FA
          1990, s 43 VATA.

5.7       VALUE ADDED TAX ("VAT")

          The Company has not at any time been or been treated as being a member of a group registration made pursuant to Section 43 of VATA nor are there any circumstances whereby it could be deemed to be a member of such a group for any of the purposes of VAT.

5.8       RESIDENCE

          The Company is incorporated in the UK and is and has always been resident in the UK for the purposes of Taxation and is and has not and has never been deemed to be resident elsewhere in the world.

5.9       LEAVING THE GROUP

          The exclusion or completion of this Agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes pursuant to s 179 TGCA.

6.        FINANCING

          BANK AND OTHER BORROWINGS

6.1 So far as the Vendor is aware accurate details of all limits on the Company's bank overdraft facilities are set out in the Disclosure Letter.

          LIABILITIES

6.2 So far as the Vendor is aware there are no liabilities (including contingent liabilities) which are outstanding on the part of the Company other than those liabilities disclosed in the Last Accounts or incurred in the ordinary and proper course of trading since the Last Accounts Date.

          BANK ACCOUNTS

6.3 The Vendor has not opened any Bank accounts in the name of or for the benefit of the Company.

          CONTINUATION OF FACILITIES

6.4 So far as the Vendor is aware there are no debentures, acceptance credits, overdrafts, loans or other financial facilities (other than the Bank overdraft referred to at Warranty 6.1 above and any leases in the ordinary course of business) outstanding to the Company which will not be repaid or discontinued at Completion.

6.5 No member of the Vendor's Group is the beneficiary of any guarantee, cross-guarantee, netting arrangement, indemnity or suretyship given by the Company in respect of the liabilities of any member of the Vendor's Group and in respect of any such guarantee, cross guarantee, netting arrangement indemnity or suretyship existing prior to the date hereof there are no circumstances in existence in respect of any member of the Vendor's Group which could result in any such claim or liability being made or arising.

7.        TRADING

7.1 Since 1 April 1996 neither the Vendor nor Charles Linn Haslam, William Edwards Greenhalgh or Robert Mitchell Thornton Jnr have at any time entered into any arrangement or commitment which binds or purports to bind the Company to any transaction, arrangement, omission or commitment whatsoever which has not been expressly approved by the Board of Directors of the Company at a meeting of the Board of Directors at which John Pattinson Buck and Robert Maurice Edmond were present.

          VENDOR'S OTHER INTERESTS AND LIABILITIES TO THE COMPANY

7.2 There is no outstanding indebtedness of the Vendor or any member of the Vendor's Group to the Company.

          SHARES

7.3 So far as the Vendor is aware compliance with the terms of this Agreement does not and will not:

          7.3.1 result in the creation imposition crystallisation or enforcement of any encumbrance whatsoever on any of the assets of the Company;

          7.3.2 result in any indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity.

          LITIGATION, DISPUTES AND WINDING UP

7.4 So far as the Vendor is aware there are no proceedings pending or threatened either by or against the Company and so far as the Vendor is aware there are no circumstances which are likely to give rise to any litigation or arbitration.

7.5 The Vendor is not engaged in any dispute with any revenue or other official department in the United Kingdom or elsewhere, in relation to the affairs of the Company and so far as the Vendor is aware there are no facts which may give rise to any dispute with regard to the Company.

7.6 So far as the Vendor is aware, no order has been made or petition presented or resolution passed for the winding up of the Company; nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

          COMPLIANCE WITH STATUTES

7.7 Neither the Vendor nor any of Charles Linn Haslam, Robert Mitchell Thornton Jnr and William Edwards Greenhalgh (during the course of their duties in relation to the Company) has committed or omitted to do any act or thing the commission or omission of which to their respective knowledge is or could be in contravention of any act, order, regulation or the like (whether of the United Kingdom or elsewhere) giving rise to any fine, penalty, default proceedings or other liability on the part of the Company.

          BUSINESS NAMES

7.8 No member of the Vendor's Group has at any time carried on business in the name of the Company or any name incorporating or similar to the Company name.

          INSIDER CONTRACTS

7.9 There is not now outstanding and there has not at any time during the three years prior to the date of this Agreement been outstanding any contract or arrangement with the Company in which the Vendor or any of Charles Linn Haslam, Robert Mitchell Thornton Jnr and William Edwards Greenhalgh is or has been interested whether directly or indirectly (save by virtue of being a shareholder in the Company) which was not duly disclosed at the relevant Board Meeting at which the matter in question was approved. For the purposes of this Warranty 7.9, the expression "interested" shall:

          (i) as regards the Vendor mean that the Vendor or any member of the Vendor's Group is the legal or beneficial owner of shares of a company or firm which is a party to any contract or arrangement with the Company (a "counterparty") or that the Vendor or any member of the Vendor's Group has entered into an agreement or arrangement with a counterparty such that the Vendor or a member of the Vendor's Group might be expected to benefit or suffer loss as a consequence of the contract or arrangement between the Company and the counterparty;

          (ii) as regards Charles Linn Haslam, Robert Mitchell Thornton Jnr and William Edwards Greenhalgh have the meaning given to that expression for the purposes of Section 317 CA.

          MANAGEMENT REPORTS

7.10 All written reports, concerning the Company by external financial or management consultants commissioned by or addressed to the Vendor within the period from 1st April 1996 to the date of this Agreement are listed in the Disclosure Letter.

8.        EMPLOYMENT

          EMPLOYEES AND TERMS OF EMPLOYMENT

8.1 Neither the Vendor nor any member of the Vendor's Group has at any time entered into any agreement or arrangement (whether or not legally binding) or made any offer or payment to any officer or employee of the Company of any emolument, incentive bonus or other material benefit whatsoever.

          DISPUTES AND NEGOTIATIONS

8.2 So far as the Vendor is aware, there are no facts which might suggest that there may be any industrial dispute involving the Company.

          PENSIONS

8.3 No undertaking or assurance has been given to employees of the Company by the Vendor or any of Charles Linn Haslam, William Edwards Greenhalgh or Robert Mitchell Thornton Jnr as to the continuance or introduction or increase or improvement of any pension rights or entitlements.

8.4 Since the date of the last actuarial valuation of the Scheme no power or discretion has been exercised by any Trustee of the Scheme who is an officer of the Vendor to augment or improve any benefit under the Scheme nor has any promise or announcement been made to do so.

8.5 No employee or director of any member of the Vendor's Group has any entitlement to benefits under the Pension Scheme.

8.6 Since 1 April 1996 none of the Company's employees receive benefits under or have an entitlement to receive benefits under any pension scheme of any member of the Vendor's Group.

9.        ASSETS

9.1 The Vendor has not since 1 April 1996 disposed or otherwise dealt with or purported to dispose or otherwise deal with any asset (including Intellectual Property) owned by the Company or used by it in its business.

          INSURANCE

9.2 So far as the Vendor is aware, insofar as any of the insurances maintained by or on behalf of the Company are group insurance policies maintained for the benefit of the Company and/or other members of the Vendor's Group no member of the Vendor's Group has done or permitted to be done or omitted to be done anything which would result in such policies of insurance, insofar as they are for the benefit of the Company, be void or voidable (other than as a result of the Vendor entering into this Agreement).

9.3 All group insurance policies under which the Company is an insured are attached to the Disclosure Letter.

          INTELLECTUAL PROPERTY RIGHTS AND TRADE SECRETS

9.4 Neither the Vendor nor any member of the Vendor's Group owns or otherwise uses any Intellectual Property Right used or required by the Company in connection with its business.

9.5 Neither the Vendor nor any member of the Vendor's Group has at any time done or omitted to do anything which would in any way prejudice the Intellectual Property Rights or any application therefor or the Company's interest in them.

9.6 Neither the Vendor nor any member of the Vendor's Group has since 1st April 1996 disclosed or permitted to be disclosed or undertaken or arranged to disclose and is not obliged to disclose to any person other than the Purchaser any of the Company's know-how, trade secrets, confidential information, price lists or lists of customers or suppliers save to the extent that the same are already in the public domain.

9.8 So far as the Vendor is aware there exists no actual or threatened infringement (including misuse of confidential information) or breach by any third party of any of the Intellectual Property Rights owned by, licensed to or used by the Company.

10.       PROPERTY

          TITLE

10.1 So far as the Vendor is aware the Property comprises all the property owned occupied or otherwise used by the Company.

          CONDITION OF THE PROPERTY

10.2 Neither the Vendor nor any member of the Vendor's Group have since 1 April 1996 commissioned or received any valuations, surveys or other investigations in relation to the Property.

11.       ENVIRONMENTAL

11.1 Neither the Vendor nor any member of the Vendor's Group has in its possession any environmental reports, surveys and audits (if any), correspondence or data specifically relating to the application of Environmental Laws to the Property which have not been delivered to the Company.

11.2 The Vendor has received no written notice of any civil, criminal or administrative claim, accusation, allegation, notice of violation, remediation notice, demand, cause of action, abatement or other order or notice (conditional or otherwise) in the relevant jurisdiction in which the Property is situated or the Company's business is conducted and no such notice has been made or brought against or served on the Vendor in relation to any Environmental Matters relating to the Company .

                                   SCHEDULE 3


                          TRADE NAMES (CLAUSE 10.2.3)

          SOWESTER

          WESTCO

          SOUTH WESTERN MARINE FACTORS LIMITED

          SWMF

          THE NAME TO GO TO SEA WITH

                                   SCHEDULE 4



                       SHORT PARTICULARS OF THE PROPERTY



PART 1:  FREEHOLD PROPERTY




      DESCRIPTION             LEGAL OWNER            ROOT OF TITLE/TITLE NUMBER
   6, Stinsford Road          The Company              DT 184942
   Nuffield Estate, Poole,
   Dorset BH17 0SW

                                   SCHEDULE 5


                              PENSION ARRANGEMENTS


                                   [Not Used]

                                   SCHEDULE 6

                         VENDOR'S PROTECTION PROVISIONS



1.     LIMITATION OF LIABILITY

       Notwithstanding the provisions of Clauses 7.1 to 7.7, the Vendor shall not be liable under [the Warranties or, where expressly stated, under the Tax Deed]:

       1.1       TIME LIMITS

                 In respect of any claim unless notice of such claim is given in writing by the Purchaser to the Vendor setting out such reasonable details as are then available of the matter in respect of which the claim is made including an estimate if practicable of the amount of such claim within 18 months following Completion or in respect of any claim under the Tax Deed or Tax Warranties on or before the sixth anniversary of Completion and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six months after the relevant time limit set out above unless legal proceedings in respect of it have been commenced by being both issued and served.

       1.2       MINIMUM CLAIMS

                 In respect of any Warranty Claim arising from any single circumstance if the amount of the claim does not exceed L.10,000 (save that claims relating to a series of connected matters shall be aggregated for this purpose) but the Vendor shall not be liable for a claim exceeding the limit specified in this paragraph 1.2 unless the liability determined by a competent court or agreed between the parties in respect of any such claim (excluding interest but including costs and expenses) also exceeds that amount.

       1.3       AGGREGATE MINIMUM CLAIMS

                 In respect of any Warranty Claim unless the aggregate amount of all claims for which the Vendor would otherwise be liable under the Warranties and the Tax Deed exceeds L.60,000, whereupon, subject to

                 Clause 1.2, the Vendor shall be liable for the whole of such amount and not merely the excess.

       1.4       MAXIMUM CLAIMS

                 In respect of any claim under the Warranties or the Tax Deed to the extent that the aggregate amount of the liability of the Vendor for all claims made under the Warranties and the Tax Deed would exceed L.6,500,000.

       1.5       CONTINGENT LIABILITIES

                 In respect of any Warranty Claim relating to a liability which is contingent unless and until such contingent liability becomes an actual liability provided that the time limit specified in paragraph 1.1 above shall not apply in respect of a Warranty Claim made in relation to such a liability if notification in accordance with paragraph 1.1 was made to the Vendor in relation to the matters giving rise to the contingent liability within the time period specified therein and provided further that the six month period for the commencement of proceedings shall commence on the date on which it comes to the knowledge of the Purchaser that the contingent liability in question has ceased to be contingent and PROVIDED FURTHER THAT if the contingent liability has not become an actual liability within 12 years of notification of such contingent liability then the Vendor shall not be liable in respect of such contingent liability.

       1.6       PROVISIONS IN THE ACCOUNTS

                 In respect of any Warranty Claim if and to the extent that any specific provision or reserve is made for the matter giving rise to the claim in the Last Accounts as updated by any reserves in the Management Accounts relating to the Company as at 31 March 1998.

       1.7 In respect of any Warranty Claim arising from any matter, act, omission or circumstance (or any combination thereof) (including the aggravation of a matter or circumstance) to the extent that the same would not have occurred but for:

                 (i)       Voluntary acts of the Purchaser

                           any voluntary act, omission or transaction of the Purchaser or any member of the Purchaser's Group or their respective directors (in their capacity as such) or their successors in title after Completion done or omitted to be done by such person in the actual knowledge that such act omission or transaction will result in or exacerbate a breach of any Warranty;

                 (ii)      Changes in Legislation

                           the passing of, or any change in, (made after the date of this Agreement), any law, rule, regulation, interpretation of the law by any court or tribunal, any published administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually in effect at the Completion Date;

                 (iii)     Accounting and Taxation Changes

                           any change in accounting or Taxation policy, bases or practice of the Purchaser introduced or having effect after Completion.

       1.8       INSURANCE

                 In respect of any Warranty Claim to the extent that

                 (i) the losses arising from such claim are covered by a policy of insurance and recovery is made thereunder; or

                 (ii) the Purchaser would have been entitled to recover the losses arising from such claim under any policy of insurance in effect in the name of the Company as at the Completion Date and as such has been terminated or otherwise allowed to lapse by the Company.

       1.9       PURCHASER'S KNOWLEDGE

                 In respect of any Warranty Claim to the extent that the relevant facts, matters or circumstances giving rise to the claim were within the actual knowledge of the Purchaser or its directors and were actually known by the Purchaser or its directors to constitute a breach of the Warranties prior to the Completion Date.

       1.10      NET BENEFIT

                 In respect of any claim for any losses suffered by the Purchaser as a consequence of any breach of the Warranties to the extent of any corresponding savings by or net benefit to the Purchaser or any subsidiary or holding company of the Purchaser arising from the facts or matters giving rise to such breach.

2.     MITIGATION OF LOSS

       The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

3.     CONDUCT OF CLAIMS

       3.1 If the Purchaser becomes aware that any matter may give rise to a claim against the Vendor under the Warranties notice of that fact shall be given as soon as reasonably practicable to the Vendor and in any event within ten working days of becoming so aware;

       3.2 Without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall, and shall procure that the Company shall, for the purpose of investigating the matter or circumstances alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim give the Vendor and its accountants and professional advisers all such information and assistance as the Vendor or its accountants or professional advisers may reasonably request, including (upon reasonable notice and at reasonable times) access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records in relation to the matter or circumstance alleged to give rise to such claim or in relation to the issue of whether and to what extent any amount is payable in respect of such claim provided that nothing in this paragraph 3 shall require disclosure to the Vendor of or the giving of access to any information protected by legal privilege or which is advice relating to the validity of a claim by the Purchaser under this Agreement or the Tax Deed.

       3.3 If the claim in question is a result of or in connection with a claim by or liability to a third party then:

                 (i) subject as provided in paragraph (ii) below no admission of liability shall be made by or on behalf of the Purchaser or the Company and the claim shall not be compromised, disposed of or settled without the consent of the Vendor (such consent not to be unreasonably withheld or delayed);

                 (ii) the Vendor shall be entitled at its own expense in its absolute discretion to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or the Company and to have the conduct of any related proceedings, negotiations or appeals; PROVIDED ALWAYS THAT if the Purchaser is able to produce reasonable evidence that commencement of proceedings would materially prejudice the goodwill of the Company, the Vendor shall not be entitled to proceed unless the Vendor is able to produce evidence in the form of an opinion of a leading counsel who is reasonably acceptable to the Purchaser that, on the evidence then available to him, the claim in question has a prima facie chance of success and provided further that in the event that the case is decided against the Vendor (or the person on whose behalf it has pursued such claim), the Vendor shall be liable for the full amount of any award or judgment made; and

                  (iii) the Purchaser will give, subject to an undertaking by the Vendor to pay all reasonable costs and expenses thereof, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the Vendor or its professional advisers reasonably request. The Vendor agrees to keep all such information confidential and only to use it for such purpose;

                  (iv) in connection with any proceedings conducted by the Vendor pursuant to sub-paragraph (ii) above, the Vendor shall

                        (a) give to the Purchaser all such information and assistance as the Purchaser may reasonably request, for the purpose of monitoring the progress of such action provided that nothing in this paragraph 3 shall require disclosure to the Purchaser of any information protected by legal privilege or which is advice relating to the validity of a claim by the Vendor under this Agreement or the Tax Deed and provided further that any information disclosed to the Purchaser pursuant to this paragraph (iv)(a) shall be and shall be kept by the Purchaser, strictly confidential; and

                        (b) consult with the Purchaser on a regular basis and as





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

                        and when the Purchaser may reasonably request on the progress of the proceedings in question and any steps to be taken in connection therewith.

4.     PRIOR RECEIPT

       If the Vendor pays an amount in discharge of any Warranty Claim and the Purchaser subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not otherwise have been received by the Purchaser, the Purchaser shall notify the Vendor of that fact as soon as reasonably practicable giving reasonable details of the amounts recovered, shall give to the Vendor such further information as the Vendor may reasonably request in relation to such recovery and shall pay to the Vendor an amount equal to (i) the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and any Taxation thereon or (ii) if less, the amount previously paid by the Vendor to the Purchaser.

5.     DOUBLE CLAIMS

       The Purchaser shall not be entitled to recover from the Vendor under this Agreement or the Tax Deed to the extent that recovery has already been made in respect of the same damage suffered, and accordingly the Vendor shall not be liable in respect of any breach of the Agreement if and to the extent that the losses are or have been included in a claim under the Tax Deed which has been satisfied, nor shall the Vendor be liable in respect of a claim under the Tax Deed if and to the extent that the losses are or have been included in a claim for breach of the Agreement which has been satisfied.

6.     TAX

       In calculating the liability of the Vendor for any breach of the Warranties there shall be taken into account the amount (if any) by which any Taxation for which the Purchaser would otherwise have been accountable or liable to be assessed in respect of the matter giving rise to the breach in question had no such breach occurred is actually reduced or extinguished as a direct result of the matter giving rise to such breach.

7.     TAX DEED

       In respect of any claim under the Tax Deed not being a claim in respect of Taxation which is not the primary liability of the Company if the amount of the claim does not exceed L.5,000 (save that claims relating to a series of connected matters shall be aggregated for this purpose) and the Vendor shall not be liable for a claim exceeding the limit specified in this paragraph 7 unless the liability determined by the Relevant Tax Authority or a competent court or agreed between the Parties in respect of such claim (excluding interest but including costs, expenses, fines and penalties) also exceeds that amount.

SIGNED BY                            )

for and on behalf of                 )  /s/ C.L. HASLAM

KRUG INTERNATIONAL (UK) LIMITED      )

in the presence of                      /s/ J.M. CLAMP
                                            SOLICITOR




SIGNED BY J.P. BUCK                  )

for and on behalf of                 )  /s/ JOHN P. BUCK

BLAKEDEW NINETY FOUR LIMITED         )  /s/ H.P. BARRETT-HAUGE
                                            SOLICITOR




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